Exhibit 99.1

                                                                                FOR IMMEDIATE RELEASE

For more

information, contact:

Emily Agan

or Maria Amor

Formula

(619) 234-0345

Grace Platon

Vertis

(800) 365-8957

DEAN DURBIN TO LEAD VERTIS AS NEW PRESIDENT AND CEO

BALTIMORE (February 9, 2006) — Vertis announced today the appointment of Dean Durbin as president and chief executive officer of Vertis, effective immediately. In his new position, Durbin will oversee the strategic direction of the company. Durbin was CFO of Vertis from 2000 until 2005.  He assumed the additional title of president in 2004, while retaining his position as CFO. In February 2005, he was named president and COO of Vertis.

Former CEO Don Roland will remain on the Vertis board of directors as non-executive chairman. He will continue to advise and assist Durbin and the management team on assignments supporting the innovation and growth of the company.

“Dean has made remarkable progress in restructuring Vertis and moving the company toward greater marketing and advertising innovations,” said Roland. “He has demonstrated the insight and leadership required to make Vertis a formidable competitor in the marketplace. In my new role, I look forward to working with Dean and the entire management team as we leverage Vertis’ tremendous capabilities to help our clients succeed in today’s competitive world.”

“Vertis is at an important point in its evolution as an advertising, media and marketing services provider,” said Durbin.  “I am excited and energized by our accomplishments and look forward to working with the executive team to drive the company toward greater success. There is an unparalleled wealth of expertise here, along with a solid reputation for exceeding customers’ expectations, and I am honored to be a part of it all.”

“Every phase of a company’s development is critical and we are confident that Dean has the skills and vision to lead Vertis in the right direction,” said Anthony J. DiNovi, board member and co-president of Thomas H. Lee Partners.  “We want to thank Don for his service and look forward to his continued counsel on the board.”

For more information contact Emily Agan or Maria Amor at (619) 234-0345.

About Vertis

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, with facilities throughout the U.S., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide. To learn more about Vertis, visit www.vertisinc.com ..

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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